UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 20, 2019 (August 15, 2019)

LIBERATED SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55177	27-4715504
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

17701 E 36th Street CTS, Independence, MO	64055
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 610-3817

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On August 15, 2019, Liberated Solutions, Inc. (the “Corporation”) entered into a subscription agreement (the “Subscription Agreement”) with Brian Conway, the President, Director, CEO and CFO of the Corporation (“Mr. Conway”). Pursuant to the terms of the Subscription Agreement, the Corporation agreed to sell, and Mr. Conway agreed to purchase 1,000,000 shares of the Corporation’s Series X Convertible Preferred Stock, par value $0.001 per share (the “Series X Preferred Stock”) in exchange for the payment in cash by Mr. Conway to the Corporation of $1,000 (the “Securities Purchase”). The Subscription Agreement contains standard covenants, conditions, representations and warranties.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 15, 2019 the Corporation amended its Articles of Incorporation as filed with the Secretary of State of the State of Nevada to designate the Series X Preferred Stock as a series of preferred stock of the Corporation. 1,000,000 shares of Series X Preferred Stock are authorized.

Holders of shares of Series X Preferred Stock (each, a “Series X Holder”) are entitled to receive dividends and distributions as and when paid on the shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, on an as-converted basis, assuming that such shares of Series X Preferred Stock had been converted into shares of Common Stock as described below immediately prior to the payment of such dividend or distribution. Series X Holders are also entitled to vote on an as converted basis with the shares of Common Stock, and voting with the Common Stock as one class, assuming that such shares of Series X Preferred Stock had been converted into shares of Common Stock immediately prior to the record date for such vote. The Series X Preferred Stock does not have any preferences in the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation (each, a “Liquidation Event”), but will participate with the Common Stock on any distributions made to the Common Stock in connection with any Liquidation Event on an as converted basis, assuming that such shares of Series X Preferred Stock had been converted into shares of Common Stock immediately prior to the payment of such dividend or distribution.

Shares of Series X Preferred Stock are convertible into shares of Common Stock at the election of the Series X Holder at any time. All 1,000,000 shares of Series X Preferred Stock are convertible into a number of shares of Common Stock constituting 97% of the issued and outstanding shares of Common Stock following such conversion.

Shares of Series X Preferred Stock converted into Common Stock may not be reissued by the Corporation and no fractional shares or scrip representing fractional shares of Common Stock will be issued upon the conversion of the Series X Preferred Stock. As to any fraction of a share of Common Stock as to which a Series X Holder would otherwise be entitled upon such conversion, the Corporation may either round such fractional share of Common Stock up to the next whole share of Common Stock, or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

The Corporation may not amend or repeal the Series X Preferred Stock Certificate of Designations without the prior written consent of Series X Holders holding a majority of the Series X Preferred Stock then issued and outstanding, in which vote each share of Series X Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series X Holders. Additionally, without first obtaining the affirmative vote or written consent of the majority of the shares of Series X Preferred Stock, the Corporation may not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series X Preferred Stock and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

The issuance of shares on conversion of the Series X Preferred Stock shall be made without charge to any Series X Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series X Conversion Shares, which shall be paid by the Corporation.

The information set forth above is qualified in its entirety by reference to the actual terms of the Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock of Liberated Solutions, Inc., a Nevada Corporation attached hereto as Exhibit 3.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock of Liberated Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberated Solutions, Inc.

Date: August 20, 2019	By:	/s/ Brian Conway
	Name:	Brian Conway
	Title:	President, Director, CEO and CFO